Exhibit 10.49

Interoffice Memorandum

To:	Personnel File
From:	Elizabeth A. Whayland, VP of Finance & Corporate Secretary
Date:	October 31, 2003
Re:	Addendum to Employment Agreement

I, Elizabeth A. Whayland, (“the Executive”) signed an Employment Agreement (“the Agreement”) with my employer, CuraGen Corporation (“the Company”), on or about May 20, 2002. The Agreement provides that it shall be renewed on an annual basis unless either the Company or the Executive notifies the other party of his/her/its intent not to renew the Agreement on or before October 31 (Section 2A. Term).

The Executive and the Company have agreed to modify the terms of that Agreement as follows:

1.	(Section 2 Term.)

There shall be no one year term of employment and either the Executive or CuraGen may terminate employment with or without cause and with or without notice.

2.	(Section 6. Disability or Death)

The Agreement provides that the Company may terminate the Agreement upon the Executive’s death or disability.

3.	(Section 10. Termination)

The Agreement provides that CuraGen may terminate the Agreement for performance reasons or for cause.

4.	(Section 10E and Section 12A. Benefits Upon Termination)

If the Company terminates the Executive’s employment because of performance reasons (as defined in Agreement), disability or death, or without cause, the Executive or his/her estate shall receive benefits. The benefits are: (i) salary continuation at the salary the Executive was receiving at the time of termination; and (ii) the Executive’s continued participation (or in the case of death the Executive’s family’s continued participation) in any employee health and welfare benefit to which the Executive was a participant prior to his termination on the same basis as the Executive had participated as an employee. The salary continuation and continued participation in any health and welfare benefit plan shall be for twelve months from the date of termination of the Executive’s employment. Other than under Section 12 in the event of a Change of Control, the Executive shall not be entitled to more than twelve (12) months of salary continuation and continued participation in any health or welfare benefit plan if the Executive’s employment is terminated for (1) performance reasons; (2) death; (3) disability; or (4) without cause.

Unless explicitly changed in this Addendum, all other terms of the Agreement shall remain in full force and effect.

/s/ Elizabeth A. Whayland
Elizabeth A. Whayland

/s/ Jonathan M. Rothberg
Jonathan M. Rothberg